Exhibit 99.1

News Release CRESTWOOD EQUITY PARTNERS LP CRESTWOOD MIDSTREAM PARTNERS LP 700 Louisiana Street, Suite 2550 Houston, TX 77002 www.crestwoodlp.com

Crestwood Equity Partners Completes Sale of Tres Palacios to

Crestwood Midstream Partners and Brookfield Infrastructure

HOUSTON – December 4, 2014 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood Equity”) and Crestwood Midstream Partners LP (NYSE: CMLP) (“Crestwood Midstream,” and together with Crestwood Equity, “Crestwood”) announced today that Crestwood Equity has completed the previously announced sale of Tres Palacios Gas Storage LLC (“Tres Palacios”) to the newly formed joint venture between Crestwood Midstream and an affiliate of Brookfield Infrastructure Group (“Brookfield Infrastructure”) for total cash consideration of $130 million. Crestwood Midstream will own 50.01% of Tres Palacios Holdings LLC (“TPH LLC”) and will be the operator of Tres Palacios and its assets.

As part of the transaction, Brookfield Infrastructure has entered into five-year, fixed-fee contracts with Tres Palacios for 15 billion cubic feet of firm storage capacity and 150,000 dekatherms per day of enhanced interruptible wheeling services, effective November 1, 2014.

“We are pleased to complete the sale of Tres Palacios to TPH LLC,” stated Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partners. “This transaction is an important step in establishing Crestwood Equity as a pure-play general partner MLP and positions Tres Palacios with the much broader financial resources of Crestwood Midstream and Brookfield Infrastructure to capture expansion opportunities along the Texas Gulf Coast region. We look forward to working closely with Brookfield Infrastructure as a partner, which has a proven track record of developing energy assets throughout North America.”

Crestwood Midstream funded its $65 million portion of the purchase price utilizing its $1.0 billion revolving credit facility. Crestwood Equity utilized the total cash received from the sale to repay approximately $130 million of outstanding borrowings under its revolving credit facility. Pro forma for this transaction, Crestwood Equity’s leverage ratio as defined in its revolving credit facility would have been 3.4x as of September 30, 2014.

About Crestwood Midstream Partners LP

Houston, Texas, based Crestwood Midstream Partners LP (NYSE: CMLP) is a master limited partnership that owns and operates midstream businesses in multiple unconventional shale resource plays across the United States. Crestwood Midstream Partners LP is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation and terminalling of NGLs; and gathering, storage, terminalling and marketing of crude oil.

NEWS RELEASE

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns the general partner interest, including the incentive distribution rights and an approximate 4% limited partner interest of Crestwood Midstream Partners LP. In addition, Crestwood Equity Partners LP’s operations include an NGL supply and logistics business that serves customers in the United States and Canada.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include, but are not limited to, statements about the future financial and operating results, objectives, expectations and intentions and other statements that are not historical facts. Crestwood believes that its expectations and forecasts are based on reasonable assumptions. No assurance, however, can be given that such expectations and forecasts will prove to have been correct. A number of factors could cause actual results to differ materially from the expectations and forecasts, anticipated results or other forward-looking information expressed in this press release, including risks and uncertainties regarding future results, capital expenditures, liquidity and financial market conditions, insufficient cash from operations, adverse market conditions, the extent and success of customer drilling efforts, construction delays, and governmental regulations. For a more complete list of these risk factors, please read Crestwood’s filings with the SEC, which are available on Crestwood’s Investor Relations website at www.crestwoodlp.com or on the SEC’s website at www.sec.gov.

Investor Contact

Mark Stockard

Vice President, Investor Relations

832-519-2207

mark.stockard@crestwoodlp.com

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